Exhibit 10.5

CARDTRONICS, INC.

THIRD AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

(as assumed and adopted by Cardtronics plc)

RESTRICTED STOCK UNIT AGREEMENT FOR EMPLOYEES

(Performance-Based)

The grant of restricted stock units (“RSUs”) to                     (the “Participant”) on             (the “Grant Date”) by Cardtronics plc, an English public limited company (the “Company”), is subject to the terms and conditions of the Cardtronics, Inc. Third Amended and Restated 2007 Stock Incentive Plan (as assumed and adopted by the Company) (the “Plan”) and this Restricted Stock Unit Agreement (this “Agreement”).  By the Participant’s acceptance (electronic or otherwise) of this grant of RSUs, the Participant agrees to all the terms and conditions of the Plan, this Agreement, and any country-specific terms and conditions set forth in the addendum to this Agreement.

1.              Grant of RSUs. This Agreement applies to the grant to the Participant of               RSUs.  Each RSU represents a contractual right to receive one Class A ordinary share, nominal value $0.01 each, of Cardtronics plc (an “Ordinary Share”) upon the vesting of such RSU in accordance with and subject to this Agreement and the Plan.

2.              Vesting Schedule. The Participant’s RSUs can vest to the extent the Performance Goals (as set forth in Schedule A) applicable to the Performance Period (as specified in Schedule A) are attained, as determined in accordance with this Section 2. The Committee will meet no later than March 31st of the year following the Performance Period to determine whether the Company met its Performance Goals. The Company will issue a written notice to the Participant of its finding as to whether the Company met its Performance Goals and, if so, the specific level achieved (the “Award Notice”). If the Company achieved at least one of its Performance Goals, the Award Notice will inform the Participant of the exact number of RSUs that are eligible to vest if the continuous employment requirements are satisfied. The RSUs will vest provided the Participant is continuously employed by the Employer through the specified vesting date (each a “Vesting Date”) and subject to this Agreement and Plan:

Vesting Date	Percentage of RSUs that Vest on Vesting Date

3.              Definitions. To the extent any capitalized terms used in this Agreement are not defined herein, they shall have the meaning ascribed to them in the Plan.  In addition to the terms defined elsewhere herein, the following capitalized terms shall have the meanings indicated below:

(a)         “Cause” (or any similar term) shall have the meaning ascribed to it in the Participant’s employment agreement with the Company or any Affiliate; provided, however, that if the Participant does not have such an employment agreement or the Participant’s employment agreement does not define the term “cause” (or any similar term), then “Cause” shall mean the termination of the Participant’s employment with the Company based on a determination by the Committee (or its delegate) that the Participant: (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of the Participant’s duties with respect to the Company or any Affiliate; (ii) has refused without proper legal reason to perform the Participant’s duties and responsibilities to the Company or any Affiliate; (iii) has materially breached any material provision of a written agreement or corporate policy or code of conduct established by the Company or any Affiliate; (iv) has willfully engaged in conduct that is materially injurious to the Company or any Affiliate; (v) has disclosed without specific authorization from the Company confidential information of the Company or any Affiliate that is materially injurious to any such entity; (vi) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any Affiliate; or (vii) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

(b)         “Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.

(c)          “Employer” shall mean the Company or Affiliate that employs the Participant.

(d)         “Qualified Retirement” shall mean the resignation of the Participant who (i) has a minimum of five years of employment with the Company or any Affiliate and (ii) is at least 60 years of age as of the date of retirement.

(e)          “Replacement Awards” shall mean an award that: (i) has a value at least equal to the value of the RSUs as determined by the Committee in its sole discretion; (ii) relates to publicly traded equity securities of the Company or its successor in the Corporate Change or another entity that is affiliated with the Company or its successor following the Corporate Change; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the RSUs.  The determination of whether the conditions of this definition are satisfied shall be made by the Committee, as constituted immediately before the Corporate Change, in its sole discretion.

(f)           “Termination Date” shall mean the effective date of termination or cessation of the Participant’s employment with the Company and its Affiliates if the Participant is a resident of, or employed in, the United States.  If the Participant is a resident of, or employed outside of the United States, “Termination Date” shall mean the earliest of (i) the date on which notice of termination or cessation of the Participant’s employment with the Company and its Affiliates is provided to or by the Participant; (ii) the last day of the Participant’s active service with the Employer or (iii) the last day on which the Participant is an employee of the Employer, as determined in each case without included any required advance notice period and irrespective of the status of the termination under local labor or employment laws.

4.              Termination of Service. Unless otherwise expressly provided in this Section 4, in the event the Participant’s employment terminates, the Participant shall cease vesting in the RSUs as of the Termination Date and any unvested RSUs shall be forfeited in their entirety.

(a)         Death or Disability. In the event the Participant’s employment terminates as a result of death or Disability (i) within 12 months of the Grant Date, the RSUs shall be deemed earned at the Target level and a prorated portion of the unvested RSUs (based on the number of full and partial months the Participant was employed after the Grant Date) shall become fully vested and paid out in Ordinary Shares within 30 days following such employment termination or (ii) 12 months after the Grant Date, any unvested RSUs shall become fully vested and paid out in Ordinary Shares within 30 days following such employment termination.

(b)         Qualified Retirement. In the event the Participant’s has a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), as a result of a Qualified Retirement (i) within 12 months of the Grant Date, the RSUs, if any, shall be earned based on the actual performance level obtained over the Performance Period and a prorated portion of the unvested RSUs (based on the number of full and partial months the Participant was employed after the Grant Date) shall become fully vested and paid out in Ordinary Shares within 30 days following the determination of the performance level achievement (ii) 12 months after the Grant Date, any unvested RSUs shall become fully vested and paid out in Ordinary Shares within 30 days following such separation from service.

(c)          Involuntary Termination. In the event the Participant is involuntarily terminated on or before the second anniversary following a Corporate Change other than for Cause and the Participant receives Replacement Awards, any unvested Replacement Awards shall become fully vested and paid out in Ordinary Shares within 30 days following such employment termination.

(d)         Section 409A. Notwithstanding the other provisions of this Section 4, if the Participant is eligible for the payout of Ordinary Shares under this Section 4 and is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), such Participant shall not receive Ordinary Shares in settlement of the RSUs until the earlier of (i) the date which is six months after the Participant’s “separation from service” for any reason other than death or (ii) the date of the Participant’s death.

5.              Settlement of the RSUs. Upon the Vesting Date, the Company shall, within a 30 day period, settle the RSUs by arranging for Ordinary Shares to be credited to the Participant’s account in the electronic stock plan account maintained with the brokerage firm engaged by the Company in connection with the operation of the Plan (the “Administrator”).  The Participant’s RSUs shall be settled in the form of Ordinary Shares, except to the extent settlement in Ordinary Shares (i) is prohibited under applicable law or would be in breach of the requirements of any applicable regulatory rules, regulations or codes; or (ii) would require the Participant, the Company or the Employer to obtain the approval of any governmental or regulatory body in the Participant’s country of residence (or country of employment, if different), in which case the RSUs may, at the discretion of the Committee and subject to the Plan and such policies and procedures as it may adopt from time to time, settle the RSUs in cash. The Company may require the Participant to immediately sell any Ordinary Shares acquired by the Participant upon Vesting if necessary to comply with applicable local law or to comply with tax obligations with respect to the Vesting (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions in relation to such Ordinary Shares on the Participant’s behalf).

6.              Dividend Equivalent Rights. If the Company declares a dividend with respect to Ordinary Shares, the Participant will receive dividend equivalent rights (the “DERs”) equal to the amount of the dividends payable on the dividend payment date with respect to the number of Ordinary Shares represented by the RSUs outstanding as of the dividend record date.  The DERs will be subject to the same terms and conditions that apply to the RSUs (including vesting conditions), such that no payment shall be made to the Participant unless and until the corresponding RSUs have vested in accordance with Section 2.  The DERs will be settled in cash on the date the underlying RSUs are settled, subject to the Company’s collection of the Tax-Related Items pursuant to Section 8.  If an RSU is settled before a dividend payment date, but after the dividend record date, the Participant will be entitled to be paid for the DERs that relate to such RSUs on the dividend payment date, or as soon as practicable thereafter.

7.              Corporate Change. In the event of a Corporate Change, the RSUs will be treated as follows:

(a)         Qualified Retirement: In the event the Participant is or becomes eligible for a Qualified Retirement on or after the first anniversary of the Grant Date, but prior to the third anniversary of the Grant Date, then, upon a Corporate Change that is also a “change in the ownership or effective control” of the Company or “a change in a substantial portion of the assets of the corporation” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), the Participant’s then-outstanding RSUs shall become fully vested and paid out in Ordinary Shares within 30 days of the Corporate Change.

(b)         Replacement Awards. In the event of a Corporate Change: (i) if the Participant’s then-outstanding RSUs are exchanged for Replacement Awards, the Participant’s then-outstanding RSUs shall be deemed cancelled and shall have no further force and effect; or (ii) if the Participant’s then-outstanding RSUs are not exchanged for Replacement Awards, the Participant’s then-outstanding RSUs shall become fully vested and paid out in Ordinary Shares within 30 days of such Corporate Change. In the event that the performance level has not yet been determined, the RSUs shall be treated as earned at the Target level.

8.              Withholding of Tax. Regardless of any action the Company or its Affiliates take with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and its Affiliates (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the subsequent sale of any Ordinary Shares acquired pursuant to the RSUs and the receipt of any dividends or DERs and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

Prior to the delivery of Ordinary Shares upon the vesting of the RSUs, if the Participant’s country of residence (or country of employment, if different) requires withholding of Tax-Related Items, then (i) the Company shall withhold a sufficient number of whole Ordinary Shares otherwise issuable upon the vesting of the RSUs that have an aggregate fair market value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Ordinary Shares or (ii) the Participant will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan or the Participant’s acquisition of Ordinary Shares. The cash equivalent of any Ordinary Shares withheld will be used to settle the obligation to withhold the Tax-Related Items.

In the event the withholding requirements are not satisfied through the withholding of Ordinary Shares by the Company or through the Participant’s payment of cash, no Ordinary Shares will be issued to the Participant (or the Participant’s estate) upon vesting of the RSUs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such RSUs.  If the obligation for the Participant’s Tax-Related Items is satisfied by withholding Ordinary Shares as described herein, the Participant shall be deemed to have been issued the full number of shares of Ordinary Shares issuable upon vesting, notwithstanding that a number of the shares of Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting or any other aspect of the RSUs.

Alternatively, at the sole discretion of the Company, the Company or the Employer may withhold the minimum Tax-Related Items required to be withheld with respect to the Ordinary Shares in cash from the Participant’s regular salary and/or wages or any other amounts payable to the Participant, or carry out withholding of the Tax-Related Items via any other method contemplated in the rules of the Plan including withholding from proceeds of the sale of Ordinary Shares acquired pursuant to the RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent). The Company may refuse to deliver any Ordinary Shares due upon vesting of the RSUs if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described herein. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  The Participant hereby consents to any action reasonably taken by the Company and the Employer to meet their obligation for Tax-Related Items.  By accepting this grant of RSUs, the Participant expressly consents to the withholding of Ordinary Shares and/or withholding from the Participant’s regular salary and/or wages or other amounts payable to the Participant as provided for hereunder.  All other Tax-Related Items related to the RSUs and any Ordinary Shares delivered in payment thereof are the Participant’s sole responsibility.

9.              Nature of Grant.  In accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:

(a)         the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Committee at any time, as provided in the Plan and this Agreement;

(b)         the grant of RSUs are voluntary and occasional and do not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)          all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of awards, the number of Ordinary Shares subject to awards, and the vesting provisions applicable to the awards;

(d)         the grant of RSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship;

(e)          the Participant is voluntarily participating in the Plan;

(f)           the RSUs and the Ordinary Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(g)          the RSUs, the Ordinary Shares subject to the RSUs and the value of the same are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) and are not part of normal or expected compensation for any purpose, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)         the future value of the Ordinary Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;

(i)             no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant ceasing to have rights under or to be entitled to RSUs, whether or not as a result of the Participant’s termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees to (x) never to institute a claim against the Company, the Employer or any Affiliate and (y) waive his or her ability, if any, to bring any such claim, and releases the Company, the Employer and all Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction; by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j)            if the Participant resides or is employed outside the United States, the Participant acknowledges and agrees that the Company and any Affiliate shall not be liable for any exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the RSUs or of any amounts due pursuant to the settlement of the RSUs or the subsequent sale of any Ordinary Shares acquired upon settlement.

10.       Insider Trading and Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the Participant’s country of residence, which may affect the Participant’s ability to acquire or sell Ordinary Shares or rights to Ordinary Shares (e.g., the RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions, including the Participant’s country of residence).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult with his or her personal legal advisor on this matter.

11.       Company Policies.  The Participant acknowledges and expressly agrees to all of the terms of the Company’s policies in force and as may be amended or replaced from time to time which apply (as indicated by the terms of such policies) in respect of the grant of the RSUs, including (without limitation) the Company’s Stock Ownership Policy, which may apply mandatory holding periods to the Ordinary Shares acquired by the Participant pursuant to the RSUs, and the Company’s Recoupment of Incentive Compensation Policy a/k/a Clawback Policy.

12.       Private Placement.  The grant of the RSUs is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law).

13.       Compliance with Law.  The Company shall not be required to issue or deliver any Ordinary Shares pursuant to this Agreement pending compliance with all applicable securities and other laws, rules and regulations (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Ordinary Shares are listed.

14.       Country Specific Addendum.  Notwithstanding any provisions of this Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different) set forth in the addendum to this Agreement (the “Addendum”). If the Participant transfers residence or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

15.       No Advice Regarding Grant. The Company and the Employer are not providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the RSUs, the Participant’s participation in the Plan or the Participant’s acquisition or sale of the underlying Ordinary Shares.  The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

16.       Restriction on Transferability. Except to the extent expressly provided in the Plan or this Agreement, the RSUs may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.

17.       Rights as a Shareholder. The Participant shall not have voting or any other rights as a shareholder of the Company with respect to the Ordinary Shares issuable upon the vesting of RSUs until the date of issuance of such Ordinary Shares.  Upon settlement of the RSUs, the Participant will obtain, with respect to the Ordinary Shares received in such settlement, full voting and other rights as a shareholder of the Company.

18.       Notices. Any notice given to the Participant shall be addressed to the Participant at the address or electronic address listed in the Participant’s electronic stock plan account held with the Administrator. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or the Administrator.

19.       Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of the Participant, including the Participant’s personal representatives, and the Company and its successors and assigns.

20.       Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.

21.       Severability. If all or any part of the Plan or this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or this Agreement not declared to be unlawful or invalid. Any provision of this Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.

22.       Waiver. The waiver by the Company with respect to the Participant (or any other Participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant of any provision of this Agreement.

23.       Language. If the Participant is resident or employed outside of the United States, the Participant acknowledges and agrees that it is his or her express intent that the Plan, this Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English.  If the Participant has received the Plan, this Agreement or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

24.       Electronic Signatures. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.  Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original or electronic signature.

25.       Data Privacy. The Company and its Affiliates hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the grant of the RSUs and the participation in the Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s ability to participate in the Plan.  As such, the Participant expressly and voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and its Affiliates hold certain personal information about the Participant, including (but not limited to) the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor for the purpose of managing and administering the Plan (the “Data”).  The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and its Affiliates will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such information is unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.

The Company and its Affiliates will transfer Data as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Participant hereby expressly authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares acquired pursuant to the Plan.

The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (iv) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan.  The Participant may seek to exercise these rights by contacting his or her local Human Resources manager.

26.       Controlling Law. The RSUs and this Agreement are governed by, and subject to, the laws of England and Wales.  The English courts will have exclusive jurisdiction in respect of all disputes arising under or in connection with the RSUs.

(Signature page follows)

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, all as of the date first above written.

CARDTRONICS PLC

PARTICIPANT

Participant Name:

SCHEDULE A

1.              Performance Goals. For the avoidance of doubt, the terms defined in this Agreement shall have the same meaning in this Schedule A. The Committee has adopted the following performance goals (the “Performance Goals”) for the calendar year           (the “Performance Period”):

	Threshold	Target	Maximum
Total Revenue (in thousands)
Total Revenue Payout Multiple
Adjusted EPS
Adjusted EPS Payout Multiple

2.              Definitions. In addition to the terms defined elsewhere herein, the following capitalized terms shall have the meanings indicated below:

(a)         “Total Revenue” shall mean the Global Total Revenues per US GAAP as reported in the Company’s Annual Report on Form 10-K for the          fiscal year, as adjusted by Section 6 of this Schedule A.

(b)         “Adjusted EPS” shall mean the Global Adjusted Net Income Per Share as reported in the Reconciliation of Non-GAAP Measures in the Company’s Annual Report on Form 10-K for the          fiscal year, as adjusted by Section 6 of this Schedule A.

3.              Performance Qualifiers. For the RSUs to vest under this Agreement, both of the following performance qualifies must be met:

(a)         The Company must be compliant with all material public company regulations and reporting requirements for its fiscal year.

(b)         The Participant must achieve the minimum performance standards established by his or her superior (or the Board) and must have completed the required corporate and compliance training assigned.

4.              Pool. The Committee has set a pool of         .  The dollar value of the pool has been converted to a fixed number of Ordinary Shares available for RSUs by dividing the dollar amount of the pool by the average closing price of the Company’s Ordinary Shares during the 15 trading days immediately following the prior fiscal year’s earnings release, or $        .

5.              Weighting. Both the Total Revenue and Adjustment EPS will be equally weighted to determine the payout multiple. Each metric will be evaluated independently and, as such, an RSU may be earned for one metric even if the threshold is not achieved for the other metric.

6.              Adjustments. The Performance Goals described in Section 1 of this Schedule A represent the Company’s business as of         . The Committee has approved the following categories of adjustments to actual performance for the purpose of calculating the level of performance achieved in this Schedule A. The Committee, however, will review and approve all adjustments to actual performance prior to completion of the calculation of the RSUs earned under this

Agreement. Certain adjustments already may be incorporated in Adjusted EPS and are not intended to be adjusted twice.

(a)         Currency Exchange Rate and Income Tax Rate Adjustments. Currency exchange rate and income tax rate adjustments will be applied to actual results having the effect of neutralizing changes (i.e., no positive or negative impact) in exchange or income tax rates when results are determined as compared to exchange rates and income tax rates in effect when the Performance Goals were established.  Adjustments will be applied as required to both Total Revenue and Adjusted EPS metrics.

(b)         Acquisition and Strategic Investment, Corporate Transaction and Reorganization Performance Adjustments. Actual results relative to any acquisitions involving annual revenues in excess of 1% of prior year consolidated revenues, or strategic investments involving capital expenditures in excess of 10% of the current year capital budget, or other strategic acquisitions, corporate transactions and reorganizations or other investments as approved by the Board, will be adjusted by subtracting the Board approved business case for each acquisition/investment under procedures approved by the Committee, thus rewarding management for better than business case performance and holding management accountable for less than business case performance in calculating incentives earned.  Adjustments will be applied as required to both Total Revenue and Adjusted EPS metrics. Transaction costs and other non-recurring costs associated with such acquisition, strategic investments, corporation transactions and reorganizations and other investments will be considered as an add-back to profitability.

(c)          Divestiture Adjustments. Actual Company results relative to any divestiture approved by the Board will be adjusted by adding back the Board approved business case for each divestiture under procedures approved by the Committee, thus not penalizing management for completing divestitures that are in the best interest of the Company.  Adjustments will be applied as required to Total Revenue and Adjusted EPS.  If the divestiture was already considered in establishing the Performance Goals, no adjustment will be made (i.e., no adjustment will be made twice).  Transaction costs and other non-recurring costs associated with such divestitures will be considered an add-back to profitability.  The Committee reserves the right to review and approve any gain/loss made on the sale and its impact to the Company’s results.

(d)         Miscellaneous Costs Adjustments. Unbudgeted acquisition, transaction or reorganization-related costs and other non-recurring costs, inclusive of costs incurred to review and/or complete an acquisition such as legal, advisory, accounting, tax, other professional costs, and other expenses associated with recently completed/considered acquisitions will be considered add-backs to profitability consistent with the Company’s public reporting of such costs in its periodic earnings reports and filings with the Securities and Exchange Commission.

(e)          Employee Termination Adjustments. Employee termination related costs only will be considered an add-back to profitability in the case of the termination of a current Named Executive Officer (as defined in Item 402 of Regulation S-K) or employee designated as such in the past three years or due to a broader reduction-in-force plan involving the termination of multiple employees with prior Committee approval.  The add-back will only include amounts in excess of the annual budget for the current year for the specific position/employee.

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(f)           Accounting Adjustments. To the extent there is a change in accounting presentation during the year, the effect of which changes the measurement of achievement of results under this Schedule A, either positively or negatively, the Committee shall neutralize the impact of such changes.

(g)          Other Adjustments. Other adjustments that the Committee deems appropriate.  Any specific adjustment to the Company’s performance for the purpose of determining earned awards under this Schedule A must be approved by the Committee.

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